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                                                                   Exhibit 13(g)

                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                              JANUS ADVISER SERIES
                                (PREMIUM SHARES)

     WHEREAS, Janus Adviser Series ("the Trust") engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of beneficial interest of the Trust are divided into multiple series ("Funds"), each with one or more classes of shares, one of which is designated "Premium Shares" (and additional classes may be added in the future);

     WHEREAS, Janus Distributors LLC ("JD" or "Distributor") serves as the distributor of Premium Shares pursuant to an Amended and Restated Distribution Agreement dated October 6, 2006, as amended from time to time, between JD and the Trust; and

     NOW, THEREFORE, the Company hereby adopts on behalf of the Trust with respect to Premium Shares of each Fund permitted to offer such Shares pursuant to the Trust's Rule 18f-3 Plan, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. The Trust shall pay to the Distributor, as the distributor of Premium Shares, a fee for distribution of the shares and services provided at the rate of up to 0.18% on an annualized basis of the average daily net assets of Premium Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. The Distributor may agree from time to time to waive all or a portion of this fee.

     2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Premium Shares in connection with any activities or expenses primarily intended to result in the sale of Premium Shares, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and other financial institutions and organizations (collectively, the "Service Providers") to obtain various distribution related and/or administrative services for the investors in Premium Shares (including plan participants in the case of qualified plans that invest in Premium Shares). These services may include, but are not limited to the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to Premium Shares to prospective and existing investors; providing educational materials regarding Premium Shares; providing facilities to answer questions from prospective and existing investors about the Funds; receiving and answering correspondence; complying with

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federal and state securities laws pertaining to the sale of initial class of shares; and assisting investors in completing application forms and selecting dividend and other accounts options. The Distributor is also authorized to engage directly in any activities relating to the purposes of this plan. In addition, this Plan hereby authorizes payment by the Trust of the cost of preparing, printing and distributing prospectuses and statements of additional information relating to Premium Shares to prospective investors and of implementing and operating the Plan. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

     3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     4. After approval as set forth in paragraph 3, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to Premium Shares of each Fund of the Trust for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated as to Premium Shares of any Fund of the Trust at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of Premium Shares of the Trust.

     7. This Plan may not be amended to increase materially the amount of distribution fee provided for in paragraph 1 hereof for any Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Premium Shares of that Fund and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date


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of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust, on behalf of Premium Shares of each Fund, and the Distributor have executed this Distribution and Shareholder Servicing Plan as of the 23rd day of February, 2007.

                                         JANUS ADVISER SERIES


                                         By: /s/ Stephanie Grauerholz-Lofton
                                             -----------------------------------
                                         Name: Stephanie Grauerholz-Lofton
                                         Title: Vice President and Secretary


                                         JANUS DISTRIBUTORS LLC


                                         By: /s/ David R. Martin
                                             -----------------------------------
                                         Name: David R. Martin
                                         Title: Executive Vice President


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